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                                    EXHIBIT "99.2"


                    Pacific Rehabilitation & Sports Medicine, Inc.
                                      Suite 190
                                8100 NE Parkway Drive
                                 Vancouver, WA  98662

NEWS RELEASE                                Contact:  Bill Barancik
------------                                          President and Chief
FOR IMMEDIATE RELEASE                                 Executive Officer
                                                      or
                                                      William A. Norris
                                                      Executive VP-Finance
                                                      Pacific Rehabilitation &
                                                      Sports Medicine, Inc.
                                                      (360) 260-8130

             PACIFIC REHAB TAKES ACTION TO RETAIN NON-EXECUTIVE OFFICER
                        EMPLOYEES HOLDING ABOVE MARKET OPTIONS

    Vancouver, Washington (September 18, 1996) -- Pacific Rehabilitation & Sports Medicine, Inc. (Nasdaq: PRHB), today announced that the Board of Directors' approved a plan that provides non-executive officer employees with the choice of canceling certain option grants with exercise prices above the current market price in exchange for new option grants that have exercise prices equal to the current market price for the Company's common stock. The new replacement option grants only apply to existing grants issued to non-executive officer employees. Affected employees will have the choice of canceling their old option grants in exchange for a new option grant for the same number of shares at the market value on September 16, 1996. The new grants will utilize shares already available for grant under the normal provisions of the company's 1993 Amended and Restated Combination Stock Option Plan.

    Mr. Bill Barancik, the Company's President and Chief Executive Officer stated, "As we grow and continue our focus on increased operating results, it is critical that we recognize, motivate, and retain our key personnel. The Board of Directors felt that it was in the best interest of shareholders to take timely action to help achieve this objective."

    Pacific Rehab provides outpatient physical therapy services at 70 outpatient rehabilitation clinics in Washington, Oregon, California, Hawaii, Nevada, Arizona, Texas, Mississippi, Florida and Maryland.